Exhibit 99.1

RE:	MHI Hospitality Corporation
410 W. Francis Street
Williamsburg, VA 23185
(757) 229-5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Scott Kucinski	Vicki Baker
Director of Investor Relations	General Information
(757) 229-5648	(703) 796-1798

FOR IMMEDIATE RELEASE

THURSDAY, JULY 7, 2011

MHI HOSPITALITY CORPORATION EXTENDS MORTGAGE ON

CROWNE PLAZA HAMPTON MARINA

Williamsburg, VA – July 7, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that the Company has exercised its option to extend the scheduled maturity date of the $9.0 million mortgage on the Crowne Plaza Hampton Marina Hotel with TowneBank (the “Lender”). The new maturity date is June 30, 2012.

The maturity date was extended through a Second Amendment to Commitment Letter which also included, but was not limited to, the following adjustments to the loan terms during the extension period:

•	The applicable interest rate will be 4.55% over LIBOR with an interest rate floor of 5.00%;

•	The Company will pay monthly principal payments of $16,000 to the Lender;

•

The Company has pledged to Lender cash collateral in the amount of $750,000 which will be held in an interest bearing account. The cash collateral may be applied by Lender as principal curtailment in the event certain debt service coverage ratio thresholds are not met on or before December 20, 2011.

The full service waterfront hotel is located in downtown Hampton, Virginia, part of the Greater Norfolk metropolitan area, a Top 25 MSA. The property features 21,000 square feet of retail space, 7,600 square feet of flexible meeting space, a roof-top pool and a four-story, 300 car parking garage. The Company acquired the Hotel in April 2008, converting to the Crowne Plaza flag in October 2008, and concluding a $4.0 million renovation in the spring of 2009.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in

MHI Hospitality Corporation

ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company also has a 25.0% interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.